Exhibit 10.58

CONFIDENTIAL TREATMENT REQUESTED UNDER

17 C.F.R. SECTIONS 200.80(b)(4), 200.83 AND 240.24b-2.

[*****] INDICATES OMITTED MATERIAL THAT IS THE

SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST

FILED SEPARATELY WITH THE COMMISSION.

THE OMITTED MATERIAL HAS BEEN FILED

SEPARATELY WITH THE COMMISSION.

Amendment Agreement

This Amendment Agreement (“Agreement”) dated December 19, 2007 (the “Effective Date”) is by and between The Procter & Gamble Company, Procter & Gamble Pharmaceuticals, Inc. (collectively, “P&G”) and Sanofi-Aventis U.S. LLC (“S-A”), (individually P&G and S-A may also be referred to herein as “Party” and collectively as the “Parties”).

WHEREAS, P&G and S-A (as successor in interest to Aventis Pharmaceuticals Inc.) are parties to an Amended and Restated Collaboration Agreement dated October 8, 2004 (as subsequently amended, the “Collaboration Agreement”); and

WHEREAS, P&G and S-A desire to amend the Collaboration Agreement to establish a process by which the Parties might restructure the commercialization efforts for the Product in certain European countries, to establish appropriate investment incentives in the period immediately prior to the end of the Term, and to continue the development of ***** (as defined herein) as a Joint Product Improvement. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in the Collaboration Agreement.

NOW, THEREFORE, in consideration of the mutual promises, covenants, and agreements hereinafter set forth the Parties to this Agreement hereby agree to amend the terms and conditions of the Collaboration Agreement as follows:

1. European Simplification

The Parties agree that their respective rights and obligations with respect to the Product in the European countries of Belgium, Germany, Luxembourg, and The Netherlands shall be revised as set forth in Exhibit A, attached to and made a part of this Agreement. For purposes of this Agreement and consistent with the Collaboration Agreement, the Parties acknowledge and agree that any reference to “Belgium” in this Agreement shall include the same understanding for the country of Luxembourg.

2. Term Extension

If on or prior to August 1, 2011 the Parties do not agree to an extension of the Term beyond January 1, 2015, then the following provisions shall apply to all of the Territories under the Collaboration Agreement except the Potential Co-Promotion Territory which shall not be subject to the following and which shall continue to be subject to the terms of the Collaboration Agreement:

A. Decision-making and Cost Sharing with Respect to Promotion Efforts and Marketing Efforts. P&G shall have the right to make the final decision with respect to all matters regarding Promotion Efforts in the final three Contract Years of the Term (Contract Years 2012 to 2014); provided, that unless otherwise agreed by the Parties, S-A will not be obligated to provide Promotion Efforts, nor to pay for the cost of Promotion Efforts or Marketing Efforts in such Contract Years 2012-2014 that may exceed the cost of the Promotion Efforts or Marketing Efforts for Contract Year 2011.

B. Decision-making and Cost Sharing with Respect to R&D Efforts. P&G shall have the final decision-making authority with respect to all matters regarding R&D Efforts in the final three Contract Years of the Term (Contract Years from 2012 to 2014), including decisions regarding the allocation of FTEs in support of such R&D efforts; provided that, unless otherwise mutually agreed, S-A shall not be obligated under Section III(G) of the Collaboration Agreement to pay for Joint R&D Costs during such Contract Years 2012-2014, except for those Joint R&D Costs related to ongoing pharmacovigilance, regulatory, and medical support for Products already commercialized by the Parties that are solely necessary to satisfy regulatory obligations required to keep those Products on the market.

C. Change in the Marketplace for Product. In the event there is a Promotional Potential Loss of Exclusivity, Promotional Actual Loss of Exclusivity, or a significant reduction in Net Outside Sales of the Product in a country or countries prior to Contract Year 2011, then the Parties shall discuss in good faith the eighteen (18) month budget or other applicable budget for the cost of Promotion Efforts, Marketing Efforts, and Joint R&D Efforts in such country or countries for Contact Year 2011, consistent with the terms of Section III (G)(5) and III (J) of the Collaboration Agreement.

3. *****

A. R&D Cost Sharing. ***** as used in this Agreement shall mean the Product Improvement that as of the date hereof is being studied in the ***** clinical study conducted by P&G under protocol number ***** . The Parties shall share R&D Costs for ***** as set forth in this Section 3.A.

1. Upfront Payment. On or before December 21, 2007, in consideration for past development costs for *****, and as an inventor’s premium for P&G and in consideration for P&G contributing ***** to the Parties’ alliance for Actonel® under the Collaboration Agreement, S-A shall pay to P&G a non-refundable payment of *****.

2. Adjustment Payment Contingent on *****. If as a result of a decision or order from a U.S. federal court (whether a district or appellate court) pursuant to which any of *****, (collectively, the “Asserted Claims”) asserted at trial in the lawsuit captioned as ***** is upheld as valid, S-A shall pay to P&G ***** within five (5) Business Days of such decision of the applicable U.S. federal court; provided that, if ***** thereafter appeals such decision of such U.S. federal court, and if, as a result of a final and unappealable decision or order of a higher US federal court, all of the Asserted Claims are held not valid such that no valid, Asserted Claim covers a risedronate product that is the subject of *****, then P&G shall refund such payment to S-A within five (5) Business Days of the later of: (a) such final, unappealable decision; or (b) marketing by ***** of a product under *****, or marketing by another third party of a product under an ANDA or a 505(b)(2) application, in each case where such ANDA or 505(b)(2) application references *****. Any amount payable by a Party under this Section 3(A)(3) shall be included in the calculation of the global reimbursement payment, as described in Section II(B) of the Collaboration Agreement, for the Quarter in which such payment becomes due.

3. R&D Cost Sharing. Except as set forth in this Agreement, the rights and obligations of the Parties with respect to the research and development program for ***** shall be as set forth in the Collaboration Agreement, provided, however, the equal sharing of the actual Joint R&D costs for the program shall be applicable from and after January 1, 2008 only. Any R&D FTEs provided by S-A for R&D Efforts for ***** must be approved by the R&D Committee, and if so approved shall be shared and paid consistent with the terms of the Collaboration Agreement for R&D FTEs and Joint R&D Costs.

B. Designation as Joint Product Improvement. ***** is hereby designated a Joint Product Improvement, and subject to the provisions of Section 3 of this Agreement, its further development shall be subject to the provisions of Section XVIII(B) of the Collaboration Agreement.

C. Decision-making. Prior to the date that first year results at the primary statistical endpoint are available from the hard locked database for the Phase III clinical study for ***** conducted by ***** P&G shall use commercially reasonable efforts to consult with S-A on decisions regarding the development of such Joint Product Improvement; provided, that until such date P&G shall have the right in its sole discretion to make such decisions. On and after such date, decisions regarding the development of ***** shall be subject to the other provisions of the Collaboration Agreement that are applicable to Joint Product Improvements.

Except as specifically agreed by the Parties herein, the Collaboration Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment Agreement to the Collaboration Agreement to be executed by their duly authorized representative(s) as of the Effective Date hereof.

By:	/s/ Thomas M. Finn	By:	/s/ Jose Ferrer
	Thomas M. Finn		Jose Ferrer
	President, Global Health Care		Authorized Signatory
	The Procter & Gamble Company		Sanofi-Aventis U.S. LLC

By:	/s/ Thomas M. Finn	By:	/s/ Philippe Alaterre
	Thomas M. Finn		Philippe Alaterre
	Vice President,		Authorized Signatory
	Procter & Gamble Pharmaceuticals, Inc.		Sanofi-Aventis U.S. LLC

Exhibit A

Western Europe Simplification

P&G and S-A agree that their rights and obligations with respect to the Co-Promotion of Product in Belgium, Germany, Luxembourg, and the Netherlands, shall be revised as further described below. As noted previously in this Amendment Agreement, for purposes of this Agreement, any reference to Belgium shall be applicable and shall include the country of Luxembourg:

1. Establishment of P&G Promotion Territory. The Parties shall use reasonable efforts to enable P&G to assume full responsibility for management and execution of Promotional Efforts, Marketing Efforts and R&D Efforts in the following countries, on the dates indicated or as soon as reasonably possible thereafter as mutually agreed by the Parties, and such countries upon P&G’s assumption of full responsibility shall be considered part of the “P&G Promotion Territory”: Germany, Belgium and Luxembourg, on and after January 1, 2008; and The Netherlands, on and after April 1, 2008 or sooner if mutually agreed by the Parties. The Parties will in good faith continue discussions regarding the potential transfer of the United Kingdom (the “UK”) to the P&G Promotion Territory in a manner and by means of a separate agreement that is generally consistent with the terms and conditions of this Exhibit A. Furthermore, if and when the Parties mutually agree to include the UK in the P&G Promotion Territory, then (i) the provisions included in Section 4 of this Exhibit A with respect to expense sharing shall include the UK and the Investment Cap defined and further described in such Section 4 shall include and be applicable to the promotion of Product in the UK, and substantially similar provisions with respect to expense sharing shall be incorporated in the definitive agreement between the Parties to include the UK in the P&G Promotion Territory; and (ii) the provisions of Section 8 of this Exhibit shall apply to the UK and shall be incorporated in the definitive agreement between the Parties to include the UK in the P&G Promotion Territory. Unless and until the Parties agree to include the UK in the P&G Promotion Territory, the following investment levels for Promotion Efforts and Marketing Efforts have been agreed to for the UK: for Contract Year 2008,*****; for Contract Year 2009,*****; for Contract Year 2010,*****.

2. Management Structure. P&G shall maintain its own management and business operations and develop, maintain and execute its own marketing, promotion, sales, distribution and R&D plans with respect to the Product within the P&G Promotion Territory and such plans need not be submitted to, nor approved by, S-A; provided that, P&G shall provide to S-A the following for informational purposes: (a) a report which sets forth an indicative forecast of Net Outside Sales (“NOS”) for the P&G Promotion Territory, and such report will be provided three (3) months prior to each Calendar Year; (b) a Quarterly report of actual NOS in the P&G Promotion Territory; (c) a Quarterly report of operating expenses (defined as the cost of Promotional Efforts and Marketing Efforts); (d) a report of actual NOS for the previous Contract Year; (e) an annual osteoporosis market share report; and (f) three (3) months prior to the beginning of each Contract Year, a forecast budget for the cost of Promotion Efforts and Marketing Efforts to be undertaken by P&G in the P&G Promotion Territory in such Contract Year.

3. Contribution Sharing:

With respect to the calculation of the global reimbursement payment set forth in Section II(B) of the Collaboration Agreement, the countries in the P&G Promotion Territory shall be included in the Co-Promotion Territory, and the calculation and application of the Threshold Amount shall not change.

There shall be no restrictions on P&G’s ability to engage Contract Representatives to perform Detailing Efforts in the P&G Promotion Territory. P&G shall not be obligated to perform a minimum level of Detailing Efforts, and no penalty payment shall be applicable to Detailing Efforts in the P&G Promotion Territory.

4. Expense Sharing.

(a) General. With respect to the countries in the P&G Promotion Territory for each of Calendar Years 2008, 2009 and 2010, the Parties have agreed to a maximum annual threshold or cap for the Investment Costs (for purposes of this Agreement, “Investment Costs” shall mean the costs related to and included in Promotion Efforts and Marketing Efforts that are included in the Quarterly invoices and reimbursement calculated for the Co-Promotion Countries under the Collaboration Agreement as of the Effective Date of this Agreement) that may be incurred by P&G in the P&G Promotion Territory and shared equally by the Parties as follows: (i) ***** of the total actual NOS for all countries in the P&G Promotion Territory in 2008; (ii) ***** of the total actual NOS for all countries in the P&G Promotion Territory in 2009; and (iii) ***** of the total actual NOS for all countries in the P&G Promotion Territory in 2010 (the “Investment Cap”). Consistent with the terms of the Collaboration Agreement, the Parties shall share ***** the actual Investment Costs incurred by P&G in the P&G Promotion Territory as part of the global reimbursement calculated pursuant to Schedule II (B) of the Collaboration Agreement, subject to the Investment Cap as further described in Subsection (b) immediately below. No later than January 31, 2008, the Parties will in good faith discuss whether it is appropriate to include the cost of local R&D Efforts in the Investment Costs for countries in the P&G Promotion Territory, and whether it is appropriate to adjust the Investment Caps accordingly; provided that, until the Parties agree otherwise, the terms and conditions of the Collaboration Agreement will prevail.

(b) Application of the Investment Cap. The following shall apply with regard to the Investment Cap:

(i) For each of Calendar Years 2008, 2009, and 2010, the Parties shall share ***** the lower of either the total actual Investment Costs incurred by P&G in all countries of the P&G Promotion Territory in the applicable Calendar Year, or an amount equal to the corresponding Investment Cap for such Calendar Year. If the Investment Cap is applied in a given Calendar Year, then P&G shall be solely responsible for any of its Investment Costs that exceed the amount equal to the Investment Cap for such Calendar Year;

(ii) If an event occurs that is unusual and could not reasonably have been foreseen or anticipated by P&G, and where, in each instance, such event can reasonably be expected to substantially impact P&G’s ability to reasonably maintain its Investment Costs in the P&G Promotion Territory below the Investment Cap in a particular Contract Year (the “Unusual Event”), then (x) as soon as reasonably practical, the Parties shall discuss potential reasonable solutions to address the Unusual Event and P&G’s Investment Costs that exceed the Investment

Cap; (y) P&G shall take all reasonable actions to implement such mutually agreed solutions or to mitigate its Investment Costs in response to the Unusual Event, as applicable; and (z) the Parties shall share ***** the actual Investment Costs incurred by P&G as a result of the Unusual Event, including those that may exceed the Investment Cap, for such time as P&G incurs such additional Investment Costs, but in no event for longer than a period of three (3) consecutive months after the occurrence of the Unusual Event; and,

(iii) In the event the Investment Cap is applied in a given Calendar Year as described in Subsection 4 (b)(i) above, then the Parties shall in good faith discuss the Investment Costs and Investment Cap anticipated for the subsequent Calendar Years after the Calendar Year when the Investment Cap is applied, and may mutually agree to adjust the Investment Cap for the subsequent Calendar Years.

(c) Calculation Under the Collaboration Agreement. Subject to the application of the Investment Cap in Section 4(b) above, the calculation of the Investment Costs for the P&G Promotion Territory shall be made as part of the calculation for the global reimbursement consistent with Schedule II (B) of the Collaboration Agreement, and shall be included in such calculation under Schedule II (B) as if such Investment Costs were incurred in the Co-Promotion Territory.

(d) Contract Year 2011 and Thereafter. For each Contract Year after 2010, three (3) months prior to January 1 of the subsequent Calendar Year, the Parties will in good faith discuss and agree to an Investment Cap that reasonably reflects the market for the Product on a country by country basis for each country in the P&G Promotion Territory. Such discussion shall include the factors reasonably affecting the market for the Product in each such country, including such factors as the marketing of generic versions of the Product by third parties, pediatric market exclusivity, and the pricing environment.

(e) Investment Costs Incurred Prior to Inclusion of a Country in the P&G Promotion Territory. All expenses incurred in a particular country prior to the date it is included in the P&G Promotion Territory pursuant to Section 1 of this Exhibit A, should be included in the final Quarterly true-up process for the Quarter in which such transfer occurs. Accrual releases will be communicated by S-A to P&G, once final actual expenses are known and booked.

5. Modification of artwork, packaging, labels: As applicable, the Parties will in good faith agree to a reasonable plan for the modification of any artwork or other packaging related to the Product in countries in the P&G Promotion Territory, to include a reasonable phase-out of existing stock of such artwork and other packaging materials.

6. Global or Central activities (CMK, ER, Marketing, Other activities): With respect to any effort at the global level that is performed in support of any country in the P&G Promotion Territory, such efforts will continue to be performed in the same manner. However, if mutually agreed, the Parties may re-assign certain efforts and budgets included within the global effort against the efforts performed in certain countries of the P&G Promotion Territory; provided that, and any such reassigned efforts and/or budgets shall be included in the mutually agreed budgets and the applicable Investment Cap(s) shall not be revised.

7. Transition Services: S-A will provide the transition services reasonably necessary to enable the transition of countries into the P&G Promotion Territory, as generally described below, and as such services will be described more specifically in a definitive transition services agreement to be executed between the Parties on or before February 29, 2008, or such other date as mutually agreed by the Parties. The costs and expenses related to the transition services for the P&G Promotion Territory incurred by either Party shall be shared *****. For clarification, to the extent a Party incurs any costs related to the transition services in addition to the costs subject to the Investment Cap, such additional costs will not be shared and will be borne solely by the respective Party incurring such costs.

Generally, S-A will provide the following transition services to facilitate the inclusion of Germany, The Netherlands and Belgium in the Co-Promotion Territory, to countries in the P&G Promotion Territory:

(a) Germany:

•	Share S-A’s key customer appointments and planned group selling events by December 31, 2007

•	Share S-A’s information regarding the “High Potential Target Group” and key contact lists by December 31, 2007

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Clarify which promotional materials and samples stored by Sanofi-Aventis Deutschland GmbH are requested by P&G and determine a process for to make them available to P&G by December 31, 2007 (the transfer will take place on or before January 31, 2008)

•

Other services reasonable, customary and necessary to facilitate the inclusion of Germany in the P&G Promotion Territory, including but not limited to, the sharing of documents, making available samples, sales and promotional materials, and training materials, and as appropriate transferring ongoing non-interventional studies and clinical studies, grants, etc. on or before January 31st, 2008

(b) Belgium:

•

S-A will continue its R&D Efforts related to management of ***** until March 31, 2008, and shall thereafter cooperate to transfer the management of the ***** to P&G or its designee as determined by P&G.

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S-A will continue to provide reduced Promotional Efforts and Marketing Efforts (reduced to a level agreed by the Parties), until March 31, 2008, and will facilitate the transfer of information related to its Promotional Efforts to P&G

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Other transition services reasonable, customary and necessary to facilitate the inclusion of Belgium into the P&G Promotion Territory including but not limited to, the sharing of documents, making available samples, sales and promotional materials, and training materials, and as appropriate transferring any ongoing clinical studies, grants, etc.

•	Agree to a plan for the handling of adverse events reports and medical communication requests for events that occur prior to January 1, 2008 and after January 1, 2008

(c) Netherlands:

•	S-A will reduce its Detailing in Efforts to ***** as of April 1, 2008

•	Share S-A’s key customer appointments as of February 1, 2008

•	S-A will continue to manage the ***** until March 31, 2008, and thereafter, shall cooperate to transfer the management of the ***** to P&G or its designee, as determined by P&G.

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Transfer all archives and databases related to the *****, and the Parties (or their Affiliates as applicable) shall agree to a communication plan with regard to the study investigators, and to finalize any abstracts and/or scientific journal articles related to the study.

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Transfer to P&G or its designee, all archives and databases related to the ***** and the *****, and the Parties (or their Affiliates as applicable) shall agree to a communication plan with regard to the study investigators, and to finalize any abstracts or scientific journal articles related to the study.

•	Transfer to P&G or its designee, all archives and databases related to the ***** and the *****

•

Other transition services reasonable, customary and necessary to facilitate the inclusion of The Netherlands in the P&G Promotion Territory, including but not limited to, the sharing of documents, making available samples, sales and promotional materials, and training materials, and as appropriate transferring any other ongoing clinical studies, grants, etc.

•	Agree to a plan for the handling of adverse events reports and medical communication requests for events that occurred prior to and after January 1, 2008

8. Acquired Rights Directive. The Parties shall comply with their potential obligations under the Council Directive 2001/23/EC and corresponding local laws (collectively, the “Directive), and where applicable, shall provide the information to each other which may be required under the Directive to reasonably consult with their respective employees, and current or future suppliers of Services (as “Services” is defined immediately below). In a manner that is consistent with the foregoing obligation, S-A shall use its commercially reasonable efforts to treat its respective employees involved in the Promotion Efforts, Marketing Efforts or R&D Efforts for the Product in Belgium, The Netherlands, Luxembourg or Germany (respectively the “Affected Employees,” and the “Services”), in a manner that is commensurate with that used by S-A with respect to its other employees performing similar commercial or research and development services for other products with similar market potential or product life as Product, in S-A’s pharmaceutical business (for example with respect to employees’ opportunities to transition their services to different products, the administration of severance packages, etc.), in order to limit or to mitigate the need for any of such Affected Employees to avail themselves of their rights under the Directive.

In the event that after the Effective Date, any of the Affected Employees makes a successful claim that its employment rights are protected as a result of a transfer of undertaking in accordance with the Directive, whether against P&G or a third party hired by P&G to perform any of the Services, S-A will indemnify P&G for (i) the cost of salaries, benefits, and severance payments paid by P&G or such third parties to the Affected Employee that are substantially similar to and consistent with such amounts paid by S-A to such Affected Employee on the date the Affected Employee makes his/her claim (or the date such Employee was last employed by S-A, as applicable); (ii) any settlement costs related to such claims that are based upon the salaries, benefits, and severance payments, etc., paid by S-A on the date such Affected Employee makes his/her claim; (iii) any costs found to be directly related to such claims by the Affected Employee and to other employees of P&G or such third parties, such as severance costs for employees displaced by Affected Employees; and (iv) all reasonable administrative and legal costs directly related to the foregoing; provided that, (1) S-A shall only be obligated to indemnify P&G to the extent such costs described in subsections (i)-(iv) in the aggregate exceed ***** and only for such amount in excess of *****; (2) the potential costs for the third party hired by P&G to perform the Services described herein will be included only to the extent P&G has a corresponding written contractual obligation to indemnify such third party for such costs related to the Affected Employee; and (3) S-A shall not be obligated to indemnify P&G for such costs described in subsections (i)-(iv) that are incurred by P&G more than twelve (12) months after the date the Affected Employee makes his/her claim under the Directive.

Prior to asserting any claim for indemnification under this provision, P&G shall in good faith discuss such claim with S-A. Any amount payable by S-A under this Section 8 shall be included in the calculation of the global reimbursement payment, as described in Section II(B) of the Collaboration Agreement, for the Quarter in which such costs are actually incurred by P&G. Furthermore, any potential amounts payable by S-A under this Section 8 of Exhibit A shall be subject to the provisions of Sections XXI (B)-(D) of the Collaboration Agreement with respect to audit procedures.